Exhibit 1(d)

                                 VAN ECK FUNDS

                                AMENDMENT NO. 13

                 TO AMENDED AND RESTATED MASTER TRUST AGREEMENT

          Amendment No. 13 to the Amended and Restated Master Trust Agreement dated February 6, 1992 (amending the Master Trust Agreement dated April 3,
 1985), as amended (the "Agreement"), of Van Eck Funds (the "Trust"), made at New York, New York, this 3rd day of January 2000.


                                   WITNESSETH:
                                   -----------

     WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

     WHEREAS, Article IV, Section 4.2 (d) of the Agreement provides that the Trustees of the Trust may liquidate any particular Sub-Trust of the Trust, subject to the approval of a majority of the outstanding voting Shares of that Sub-Trust; and

     WHEREAS, Global Balanced Fund is now known as the Global Leaders Fund; and

     WHEREAS, the Emerging Markets Growth Fund and the Global Real Estate Fund have dissolved;

     and WHEREAS, a majority of Trustees and where applicable, shareholders, have duly approved this amendment to the Agreement and authorized Thomas Elwood, Secretary of the Trust, to file the same with the Secretary of State of the Commonwealth of Massachusetts and the Boston City Clerk.

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     NOW, THEREFORE, the undersigned,  Thomas Elwood, a duly elected and serving
Secretary of the Trust, pursuant to the authorization described above, hereby declares that Article 111, Section 3.6 of the Agreement is amended to read in entirety as follows:



     "Section 3.6 INVESTMENT RESTRICTIONS WITH RESPECT TO INTERNATIONAL INVESTORS. Notwithstanding anything to the contrary in Section 3.2 hereof, the Trustees may not, with respect to International Investors Gold Fund (II"), (1) Underwrite securities of other issuers; (2) The Fund may not invest in real estate, commodity contracts or commodities (except that, subject to applicable state laws, the Fund may invest up to 12.5% of the value of its total assets as of the date of investment in gold and silver coins which are legal tender in the country of issue and gold and silver bullion, palladium and platinum group metals bullion); (3) Make loans to other persons, except through repurchase agreements or the purchase of publicly distributed bonds, debentures and other debt securities; (4) Purchase securities on margin or make short sales; (5) Purchase or retain a security of any issuer if any of the officers or directors of the Company or its investment adviser own beneficially as much as 1/2 of 1 %, or if such persons taken together own over 5%, of the issuer's securities; (6) The Fund may not lend its funds or assets, except through the purchase of securities the Fund would otherwise be authorized to purchase, provided, however, that the Fund may lend to broker-dealers and other financial institutions portfolio securities; (7) Purchase any restricted securities which may not be sold to the public without registration under the
     Securities Act of 1933, if by reason of such purchase the value of the Company's aggregate holdings in all such securities would exceed 10% of total assets; (8) Issue senior securities; The Fund may (i) borrow money in accordance with restrictions described above, (ii) enter into forward contracts, (iii) purchase futures contracts on margin, (iv) issue multiple classes of securities, and (v) enter into swap agreement or purchase or sell structured notes or similar instruments; (9) Invest in interests (other than equity stock interests) in oil, gas or other mineral exploration or development programs or in oil, gas or other mineral leases;
     (10) Invest in real estate limited partnerships; (11) Make investments in companies for the purpose of exercising control or management; (12) Invest more than 10% of its assets in repurchase agreements having maturities of greater than seven days or in a combination of such agreements together with restricted securities and securities for which market quotations are not readily available; (13) Purchase securities for investment while borrowings equal to 30% or more of the Fund's assets are outstanding.

     If a percentage restriction is adhered to at the time of investment, a later increase or decrease in percentage resulting from a change in values of portfolio securities or amount of net assets will not be considered a violation of any of the foregoing restrictions.


     NOW, THEREFORE, the undersigned, Thomas Elwood, a duly elected and serving Secretary of the Trust, pursuant to the authorization described above, hereby declares that the initial paragraph of Article IV, Section 4.2 of the Agreement is amended to read in entirety as follows:


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"Section 4.2 ESTABLISHMENT  AND DESIGNATION OF SUB-TRUSTS.  Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following eight Sub-Trusts: Asia Dynasty Fund (Class A, Class B and Class I), Global Leaders Fund (Class A and Class B), Global Hard Assets Fund (Class A, Class B and Class C), Gold/Resources Fund (Class A), International Investors Gold Fund (Class A) and U.S. Government Money Fund (Class A). Shares of such
Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"


WITNESS my hand and seal this 3rd day of January 2000.


/s/ Thomas Elwood
------------------------
Thomas Elwood, Secretary
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